Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-123384 of our report dated February 22, 2005 (March 8, 2005 as to the effects of the restatement discussed in Note 2 and April 1, 2005 as to Note 17), which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 balance sheets, relating to the financial statements of FreightCar America, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

April 1, 2005